Exhibit 10.2

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is dated as of October 31, 2014 by and between Dex Media, Inc. (the “Company”), and Frank Gatto (the “Consultant”).  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Employment Termination.  The parties acknowledge and agree that the Consultant’s full-time employment with the Company shall cease on October 31, 2014 (the “Employment Termination Date”).  Effective as of the Employment Termination Date, the Consultant hereby automatically resigns all of the Consultant’s positions at the Company and its affiliates without the need to execute any additional documents to evidence the foregoing.  The Employment Termination Date shall be the termination date of the Consultant’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates.  From the date hereof until the Employment Termination Date, the Company shall continue to pay the Consultant’s regular base salary, and the Consultant generally will continue to be eligible for all employee benefits to which the Consultant is currently entitled.

2.                                      Consulting Period.  The Company shall retain the Consultant pursuant to the terms of this Agreement, and the Consultant shall provide the “Services” (as defined in Section 3 hereof), for a period beginning on the Employment Termination Date and ending on the date that is twelve (12) months thereafter.  Notwithstanding the foregoing, the Consultant or the Company may terminate the consulting arrangement hereunder at any time and for any reason (or no reason) by providing the other party with at least thirty (30) days’ advance written notice of such termination; provided that the foregoing notice period shall not be required for a termination of this consulting arrangement by the Company for “Cause” (as defined below).  The period of time between the Employment Termination Date and the termination of the Consultant’s service relationship with the Company hereunder shall be referred to herein as the “Consulting Period.”

For purposes hereof, the term “Cause” shall mean any of the following as reasonably determined by the Board of Directors of the Company in its good-faith discretion:  (a) the Consultant’s willful and continued failure substantially to perform the Services (other than as a result of total or partial incapacity due to physical or mental illness), (b) any willful act or omission by the Consultant constituting dishonesty, fraud or other malfeasance, which, in any such case, is demonstrably (and, in the case of other malfeasance, materially) injurious to the financial condition or business reputation of the Company, or (c) the Consultant’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business, which materially impairs the value of the Services to be provided by the Consultant to the Company.

3.                                      Services.  During the Consulting Period, the Company hereby retains the Consultant as a senior advisor to the Company to perform the services set forth on Exhibit A hereto (the “Services”).  The Consultant shall perform the Services at such times and in such manner as mutually agreed between the Company and the Consultant from time to time; provided that, to the extent that the Company does not require the Consultant to perform the Services at the Company’s headquarters, the Consultant may perform the Services at a location of the Consultant’s choice so long as the Consultant is available to report by telephone or in person as reasonably requested by the Company.  During the Consulting Period, the Consultant shall report to the Chief Executive Officer of the Company, and must remain reasonably and directly accessible to Company management.

4.                                      Compensation; Business Expenses.  During the Consulting Period, the Consultant shall be entitled to receive a monthly fee of $16,650, payable on a monthly basis in arrears.  Upon presentation of appropriate documentation, the Consultant shall be reimbursed, in accordance with the Company’s expense reimbursement policy, for all reasonable business expenses incurred in connection with the Consultant’s performance of the Services.

5.                                      Independent Contractor Status.  The Consultant acknowledges and agrees that the Consultant’s status at all times shall be that of an independent contractor, and that the Consultant may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor.  The parties hereby acknowledge and agree that all consulting fees paid pursuant to Section 4 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose.  The Consultant further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Consultant’s sole and complete responsibility and that the Consultant will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company.  The Consultant also agrees that during the Consulting Period, the Consultant shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company, except to the extent required by applicable law or pursuant to any severance plan of the Company under which the Consultant is covered.

6.                                      Governing Law; Jurisdiction.  This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof.  Each of the parties agrees that any dispute between the parties shall be resolved only in the state and federal courts located in the State of Texas and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Consultant’s performance of the Services, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the state and federal courts located in the State of Texas and the appellate courts having jurisdiction of appeals from the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Texas state courts or, to the extent permitted by law, in such federal courts, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Consultant or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Consultant’s service with the Company, or the Consultant’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Consultant’s or the Company’s address as provided in Section 8 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas.  The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

7.                                      Assignment.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 7, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

8.                                      Notices.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:	At the address (or to the facsimile number) shown on the records of the Company.

If to the Company:	Dex Media, Inc.
2200 West Airfield Drive
P.O. Box 619810
D/FW Airport, Texas 75261
Attention: Chairman of the Board of Directors

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.                                      Severability.  To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and such officer or other authorized individual as may be designated by the Board of Directors of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement and any other agreement entered into contemporaneously herewith represent the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, supersede any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof or thereof have been made by either party which are not expressly set forth herein or therein.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

DEX MEDIA, INC.

By:	/s/ Joseph A. Walsh

Name:	Joseph A. Walsh

Title:	President and Chief Executive Officer

CONSULTANT

/s/ Frank P. Gatto
Frank Gatto